Exhibit 99.1

FAQ
Regarding
March 31, 2021 Court Order
(Revised 04-02-21)

What action did the Court take?
On March 31, 2021, the United States District Court for Nevada issued an order resolving many outstanding disputes between the parties related to a permanent injunction that has been in place since 2018. The injunction does not prohibit Rimini Street’s provision of support services for any Oracle product lines, but rather defines the manner in which Rimini Street can provide support services for certain Oracle product lines.

What are the key takeaways?
The Court ruled in Rimini Street’s favor on several key matters, denied multiple Oracle motions and cited “common sense” and “absurd result” in denying additional Oracle claims. For example:
•The Court affirmed that there has been no finding of infringement of the Company’s enterprise software support Process 2.0 or Automation Framework (AFW) tools.
•The Court ruled in the Company’s favor on the ability of Rimini Street’s engineers to learn and gain experience from their work, noting that “[i]t is common sense that Rimini’s engineers would get better and faster at conducting a task with more experience.”
•The Court denied Oracle’s motion arguing that Rimini violates the injunction by distributing updates to its clients, stating that it would be an “absurd result.”
•The Court denied Oracle’s motions for sanctions, noting that it did not find anything in the record supporting a finding that Rimini acted in bad faith.
The Court also made the following rulings as to injunction compliance and contempt:
•The Court found that Rimini Street has violated the injunction in four (4) certain narrow instances and circumstances (see below for more details).
•The Court declined to find any additional injunction violations but invited more evidence for consideration from both parties at an evidentiary hearing scheduled for September 2021.

FAQ Regarding March 31, 2021 Court Order (Rev. 04-02-21)
•The Court rejected Oracle’s theories of contempt on several claims, and as Rimini Street requested when it filed the Rimini Street v. Oracle litigation in 2014, those issues will be heard and decided by a jury in Rimini Street v. Oracle.

What are the next actions related to the Court Order?
The parties will submit briefs as ordered by the Court, before an evidentiary hearing in September 2021.

Does this Court Order impact Rimini Street’s ability to provide third-party support for any Oracle software?
No. Earlier court rulings have stated that third-party support and customization of enterprise software is permitted, Oracle licensees have a choice of support vendors and, as stated by the United States Court of Appeals, Rimini Street provides third-party support for Oracle’s enterprise software in lawful competition with Oracle’s direct maintenance services.
Additionally, the injunction does not prohibit Rimini Street’s provision of support services for any Oracle product lines, but rather defines the way Rimini Street can provide support services for certain Oracle product lines.

The Court found Rimini Street had violated the injunction in certain instances and circumstances. Does that mean that Rimini was held in “contempt” for violation of the injunction?
No. What that means is that for those certain narrow instances and circumstances where the Court found a violation of the injunction, the Court issued an order “to show cause why Rimini should not be held in contempt.” During the evidentiary hearing in September 2021, the parties will present evidence and argue whether Rimini should be held in contempt for such a violation, and what sanctions, if any are appropriate.
To establish contempt, Oracle must prove as to each specific accused act that: (1) Rimini violated the injunction; (2) beyond substantial compliance; and (3) such violation was not based on a good faith and reasonable interpretation of the injunction.  Oracle must prove all these elements at a minimum by “clear and convincing evidence.”

What specifically did the Court find that violated the injunction?
The Court found four (4) violations of the injunction:
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FAQ Regarding March 31, 2021 Court Order (Rev. 04-02-21)
Violations (1) and (2) concern two deliverables relating to two specific clients in 2014 and 2015. However, the cited activities for these two specific deliverables occurred before the injunction was in place and therefore cannot be a violation of the injunction, so there appears to be an error in that ruling.
Violation (3) concerns an Oracle file and some Oracle documentation that clients sent to Rimini Street seeking support assistance - contrary to Rimini Street’s policies and express instructions.
Lastly, violation (4) is where the Court found that a certain update was delivered to one client “without any indication it was developed or tested in that client’s environments, is a clear violation of the permanent injunction.” However, there also appears to be an error in that ruling.

What other claims did Oracle assert in its contempt filings but fail to prove?
The Court rejected Oracle’s theories of contempt on the following issues:
•Hosting PeopleSoft on the Cloud: Oracle alleged that Rimini Street’s support of PeopleSoft clients that host their applications on the cloud violates the injunction. The Court disagreed and noted that cloud-hosting of PeopleSoft applications has never been adjudicated.
•Rimini Street Creation of Derivative Works: Oracle alleged that Rimini Street’s creation of derivative works violates the injunction. The Court disagreed and noted that only derivative works created outside the scope or in violation of a client’s software license would be prohibited, which Oracle failed to prove.
•Rimini Street’s Development Instructions and AFW Tools: Oracle alleged that Rimini Street’s support tools violated the injunction and the Court disagreed.
•Rimini Street Copying Oracle Database: Oracle asserted that Rimini Street had copied Oracle Database in violation of the injunction. In rejecting Oracle’s position, the Court noted that if copies of Database are necessarily made when Rimini is providing support services and those copies are permitted under the client’s license, the Oracle Database copies are not prohibited by the injunction.

FAQ Regarding March 31, 2021 Court Order (Rev. 04-02-21)
What happens if the Court holds Rimini Street in contempt for one or more of those instances and circumstances?
If the Court finds Rimini in contempt, “the Court will determine at that time how to fashion equitable and appropriate sanctions and reopen discovery if it sees fit to do so.” Rimini Street does not believe Oracle will be able to meet the burden to establish contempt, but if Oracle is successful, Rimini Street does not currently anticipate that any contempt finding will have a material adverse impact on the Company.

Will the Court’s Order cause Rimini Street to incur additional litigation costs?
Not expected. Anticipated costs of litigation will not materially differ from what Rimini Street has already planned and budgeted.

Will any of the rulings in the Court’s Order cause Rimini Street to have to change any of its current processes?
No.

How do rulings in the Court’s recent order impact Rimini Street v. Oracle —Rimini Street’s case against Oracle that is pending trial?
The Court stressed that “the injunction does not enjoin conduct that has yet to be adjudicated unlawful.” It also made clear throughout its order that a number of the claims raised by Oracle in their motions are being litigated in Rimini Street v. Oracle were not “before the Court or held to be unlawful in [Oracle v. Rimini Street].” Therefore, in the order, the Court did not rule on the “lawfulness of these support processes,” which “are open questions for the jury to decide in that case [Rimini Street v. Oracle],” as Rimini Street has requested since filing its lawsuit against Oracle in 2014.

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